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                                                                EXHIBIT 23



                           CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
La Quinta Inns, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-26470, No. 2-97266, No. 2-67606, No. 33-55102, No. 33-58866 and
No. 333-00309) of La Quinta Inns, Inc. of our report dated January 31, 1997, except for note 16, which is as of February 26, 1997, relating to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1996 and 1995, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996.



                                       KPMG PEAT MARWICK LLP

San Antonio, Texas
February 27, 1997